Schedule A

Fund	Date	Transaction	Number of shares	Price
Perceptive Life Sciences Master Fund, Ltd.	11/06/2025	Sale	28,902	$5.1799(1)
Perceptive LS (A), LLC	11/06/2025	Sale	3,247	$5.1799(1)
Perceptive Life Sciences Master Fund, Ltd.	11/07/2025	Sale	17,746	$4.7467(2)
Perceptive LS (A), LLC	11/07/2025	Sale	1,993	$4.7467(2)
Perceptive Life Sciences Master Fund, Ltd.	11/10/2025	Sale	16,633	$4.5398(3)
Perceptive LS (A), LLC	11/10/2025	Sale	1,869	$4.5398(3)

1 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $4.85 to $5.65 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range

2 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $4.61 to $4.90 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range.

3 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $4.50 to $4.675 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range.